CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
0.600% Senior Notes due April 9, 2021	€300,000,000	99.950%	€299,850,000	$45,992.20

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a U.S. Dollar/Euro exchange rate of U.S. $1.232/€1 as of March 30, 2018.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210279

PROSPECTUS SUPPLEMENT

(To prospectus dated March 18, 2016)

€300,000,000 0.600% Senior Notes due 2021

We are offering €300,000,000 aggregate principal amount of 0.600% Senior Notes due 2021 (the “notes”). We will pay interest on the notes on April 9 of each year, beginning April 9, 2019. The notes will mature on April 9, 2021.

We may redeem some or all of the notes at any time at the applicable redemption price described in this prospectus supplement. If a Change of Control Repurchase Event as described in this prospectus supplement occurs, we may be required to offer to purchase the notes from their holders. There is no sinking fund for the notes.

The notes will be our general unsecured senior obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.950%	€299,850,00
Underwriting discount	0.400%	€1,200,000
Proceeds, before expenses, to us	99.550%	€298,650,000

(1)	Plus accrued interest from April 11, 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

The underwriter expects to deliver the notes through the book-entry system of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. against payment on or about April 11, 2018, which is the fifth London business day following the date of this prospectus supplement.

J.P. Morgan

The date of this prospectus supplement is April 4, 2018

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement, any related free writing prospectus and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference” on page S-3.

In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, “PerkinElmer,” “the company,” “we,” “us” and “our” refer to PerkinElmer, Inc. and its consolidated subsidiaries. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America and references to “€” and “euro” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

This prospectus supplement, any related free writing prospectus and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement, any related free writing prospectus and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. None of this prospectus supplement, any related free writing prospectus or the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In connection with this offering of the notes, J.P. Morgan Securities plc, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, this may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC

(as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

MIFID II product governance/Professional investors and ECPs only target market

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) and accordingly, are only being distributed to, and are only directed at, persons in the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom it may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including PerkinElmer, file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov. We also make available free of charge on or through our own website at www.perkinelmer.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus supplement, and related free writing prospectus or the accompanying prospectus.

We “incorporate by reference” information into this prospectus supplement, any related free writing prospectus and the accompanying prospectus, which means that we are disclosing important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, any related free writing prospectus and the accompanying prospectus except for any information that is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the following documents that we previously filed with the SEC (File No. 001-05075):

•	Our annual report on Form 10-K filed on February 27, 2018, including information specifically incorporated by reference from our definitive proxy statement for our 2018 Annual Meeting of Stockholders filed on March 14, 2018 (the “2017 Form 10-K”); and

•	Our current report on Form 8-K/A filed on February 28, 2018.

We also incorporate by reference any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement. The information incorporated by reference, as updated, is an important part of this prospectus supplement. Information which is deemed to be furnished to, rather than filed with, the SEC shall not be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement, any related free writing prospectus and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, any related free writing prospectus or the accompanying prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement any related free writing prospectus, or the accompanying prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, except as modified or superseded.

Paper copies of the filings referred to above (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested) may be obtained free of charge by writing to us or calling us, care of our Investor Relations Department at our principal executive offices located at 940 Winter Street, Waltham, Massachusetts 02451, Telephone: (781) 663-6900.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statements contained in or incorporated by reference into this prospectus supplement, any related free writing prospectus or the accompanying prospectus that are not statements of historical fact are forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so even if our estimates change, and you should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus supplement.

A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading “Risk Factors” below.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our Company

We are a leading provider of products, services and solutions to the diagnostics, food, environmental, industrial, life sciences research and laboratory services markets. Through our advanced technologies and differentiated solutions, we address critical issues that help to improve lives and the world around us in two reporting segments:

•	Discovery and Analytical Solutions. This segment provides products and services targeted towards the environmental, food, industrial, life sciences research and laboratory services markets.

•	Diagnostics. This segment develops diagnostics, tools and applications focused on clinically-oriented customers, especially within the reproductive health, emerging market diagnostics and applied genomics markets.

Our principal executive offices are located at 940 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (781) 663-6900.

Summary Consolidated Financial Data

The following table presents summary consolidated financial information as of and for the periods indicated. We derived the selected historical financial information for the balance sheets for the fiscal years ended December 31, 2017 and January 1, 2017 and the statements of operations for each of the fiscal years in the three-year period ended December 31, 2017 from our audited consolidated financial statements that are included in our 2017 Form 10-K. We derived the selected historical financial information for the balance sheets as of January 3, 2016, December 28, 2014 and December 29, 2013 and the statements of operations for the fiscal years ended December 28, 2014 and December 29, 2013 from our audited consolidated financial statements that are not included in our 2017 Form 10-K. You should read the following table in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes in our 2017 Form 10-K.

	Fiscal Years Ended
	December 31 2017	January 1, 2017	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$2,256,982	$2,115,517	$2,104,823	$2,069,880	$1,996,959
Operating income from continuing operations(1)(2)	304,803	283,066	250,926	165,007	180,791
Interest and other expense, net(3)	8,085	38,998	42,119	41,139	64,110
Income from continuing operations before income taxes	296,178	244,068	208,807	123,868	116,681
Income from continuing operations, net of income taxes(4)	156,890	215,706	188,785	130,139	142,206
Income from discontinued operations and dispositions, net of income taxes(5)	135,743	18,593	23,640	27,639	25,006

Net income	$292,633	$234,299	$212,425	$157,778	$167,212

Basic earnings per share:
Continuing operations	$1.43	$1.97	$1.68	$1.16	$1.27
Discontinued operations	1.24	0.17	0.21	0.25	0.22

Net income	$2.67	$2.14	$1.89	$1.40	$1.49

Diluted earnings per share:
Continuing operations	$1.42	$1.96	$1.67	$1.14	$1.25
Discontinued operations	1.22	0.17	0.21	0.24	0.22

Net income	$2.64	$2.12	$1.87	$1.39	$1.47

Weighted-average common shares outstanding:
Basic:	109,857	109,478	112,507	112,593	112,254
Diluted:	110,859	110,313	113,315	113,739	113,503
Cash dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

	As of the Fiscal Years Ended
	December 31 2017	January 1, 2017	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Balance Sheet Data:
Total assets	$6,091,463	$4,276,683	$4,166,295	$4,127,576	$3,940,882
Short-term debt	217,306	1,172	1,123	1,075	2,624
Long-term debt(3)(6)	1,788,803	1,045,254	1,011,762	1,045,393	926,274
Stockholders’ equity(1)(7)	2,503,188	2,153,570	2,110,441	2,042,102	1,994,487
Common shares outstanding(7)	110,361	109,617	112,034	112,481	112,626

(1)	Activity related to the mark-to-market adjustment on postretirement benefit plans was a pre-tax gain of $2.1 million in fiscal year 2017, a pre-tax loss of $15.3 million in fiscal year 2016, a pre-tax loss of $12.4 million in fiscal year 2015, a pre-tax loss of $75.4 million in fiscal year 2014 and a pre-tax income of $17.6 million in fiscal year 2013.
(2)	We recorded pre-tax restructuring and contract termination charges, net, of $12.7 million in fiscal year 2017, $5.1 million in fiscal year 2016, $13.5 million in fiscal year 2015, $13.3 million in fiscal year 2014 and $33.5 million in fiscal year 2013.
(3)	In fiscal years 2017, 2016, 2015, 2014 and 2013, interest expense was $43.9 million, $41.5 million, $38.0 million, $36.3 million and $49.9 million, respectively. In fiscal year 2013, we redeemed all of our 6% senior unsecured notes due in 2015 that included a prepayment premium of $11.1 million, which is included in other expense, net, the write-off of $2.8 million for the remaining unamortized derivative losses for previously settled cash flow hedges, which is included in interest expense, and the write-off of $0.2 million for the remaining deferred debt issuance costs, which is included in interest expense.
(4)	In fiscal years 2017 and 2016, provision for income tax on continuing operations was $139.8 million and $28.4 million, respectively. The higher provision for income taxes in fiscal year 2017 compared to that of fiscal year 2016 was primarily due to the $106.5 million discrete tax expense related to the Tax Cuts & Jobs Act of 2017. In fiscal years 2015, 2014 and 2013, tax expense (benefit) on continuing operations was $20.0 million, $(6.3) million and $(25.5) million, respectively. The tax expense in fiscal year 2015 was primarily due to income in high tax rate jurisdictions, partially offset by losses in low tax rate jurisdictions and a tax benefit of $6.4 million related to discrete items. The benefit from income taxes in fiscal year 2014 was primarily due losses in high tax rate jurisdictions and a tax benefit of $7.1 million related to discrete items, partially offset by a provision for income taxes related to profits in low tax rate jurisdictions. The benefit from income taxes in fiscal year 2013 was primarily due to a tax benefit of $24.0 million related to discrete items and losses in high tax rate jurisdictions, partially offset by provision for income taxes related to profits in low tax rate jurisdictions.
(5)	In May 2017, we completed the sale of our Medical Imaging business. We recorded a pre-tax gain of $179.6 million and income tax expense of $43.1 million in fiscal year 2017. We accounted for this business as discontinued operations beginning in 2016 and the financial information relating to fiscal years 2015, 2014 and 2013 has been retrospectively adjusted to reflect the inclusion of this business in discontinued operations.
(6)	In July 2016, we issued and sold ten-year senior notes at a rate of 1.875% with a face value of €500.0 million and received €492.3 million of net proceeds from the issuance. The debt, which matures in July 2026, is unsecured.
(7)

In fiscal year 2017, we did not repurchase any shares of our common stock under the existing stock repurchase program authorized by our Board on July 27, 2016. In fiscal year 2016, we repurchased in the open market 3.2 million shares of our common stock at an aggregate cost of $148.2 million, including commissions under a stock repurchase program originally announced in October 2014 that was terminated in July 2016 (the “October 2014 Repurchase Program”). In fiscal year 2015, we repurchased in the open market 1.5 million shares of our common stock at an aggregate cost of $72.0 million, including commissions, under both the October 2014 Repurchase Program and a stock repurchase program originally announced in October 2012 that expired in October 2014 (the “October 2012 Repurchase Program”). In fiscal year 2014, we repurchased in the open market 1.4 million shares of our common stock at an aggregate cost of $61.3 million, including commissions, under the October 2012 Repurchase Program. In fiscal year 2013, we repurchased in the open market 3.6 million shares of our common stock at an aggregate cost of $123.0 million, including commissions, under the October 2012 Repurchase Program. The repurchased shares have been reflected as additional authorized but unissued shares, with the payments reflected in common stock and capital in excess of par value.

The Offering

A brief description of the material terms of the offering follows. For a more complete description of the notes offered hereby, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	PerkinElmer, Inc.

Notes Offered	€300,000,000 aggregate principal amount of 0.600% Senior Notes due 2021.

Interest	The notes will bear interest at the rate of 0.600% per annum which will be paid annually on each April 9 to holders of record on the preceding March 25, commencing April 9, 2019.

Maturity	The notes will mature on April 9, 2021.

Ranking

The notes will be:

•  general unsecured senior obligations of ours;

•  effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness, and effectively subordinated to all existing and any future liabilities of our subsidiaries, including trade payables;

•  equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of ours; and

•  senior to any future subordinated debt of ours that is from time to time outstanding.

As of December 31, 2017, we had approximately $2.0 billion in outstanding consolidated indebtedness (excluding trade payables, intercompany liabilities and income tax-related liabilities). As of December 31, 2017, our subsidiaries had approximately $96.1 million in outstanding indebtedness. As of December 31, 2017, after giving effect to this offering of notes, our total consolidated indebtedness would have been approximately $2.4 billion.

Currency of Payment	All payments of principal of, and premium, if any, and interest on, the notes, including any payments made upon any redemption of the notes, will be made in euros. If we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro.”

Payment of Additional Amounts	We will, subject to certain exceptions and limitations, pay to the beneficial owners of the notes who are not United States persons such additional amounts as will result in the receipt by such owners of such amounts, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States (or a taxing authority therein), as would have been received had no such withholding or deduction been required.

Optional Redemption	Prior to the maturity date of the notes, we may redeem the notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted at the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined herein) plus 15 basis points; plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

Redemption for Tax Reasons	We may redeem all, but not less than all, of the notes in the event of certain changes in the tax laws or treaties of the United States (or any taxing authority therein), which would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” This redemption would be made on at least 30 days’ but not more than 60 days’ notice and at a redemption price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest on the notes to, but not including, the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Repurchase of Notes Upon a Change of Control Repurchase Event	Upon the occurrence of a Change of Control Repurchase Event (as defined herein), we will, in certain circumstances, make an offer to purchase the notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Repurchase upon Change of Control Repurchase Event.”

Use of Proceeds

We intend to use the net proceeds of this offering:

•  to repay all of the $200 million aggregate principal amount outstanding under our Term Loan Facility (as defined below) and to repay approximately $166.4 million aggregate principal amount outstanding under our Revolving Facility (as defined below), in each case which borrowings were incurred to pay a portion of the purchase price of our acquisition or EUROIMMUN (as defined below), which closed on December 19, 2017; and

•  for general corporate purposes.

See “Use of Proceeds.”

Form and Denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof. These global securities will be deposited with a common depositary on behalf of Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”) or its nominee. Beneficial interests in the global securities will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear. Except in the limited circumstances described under “Description of the Notes—Certificated Notes,” notes will not be issued in certificated form.

Additional Notes	We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same terms and conditions (except for the issue date, offering price and, if applicable, the first interest payment date) as the notes being offered hereby. Additional notes issued in this manner will form a single series with the outstanding notes; provided that if the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP, ISIN, Common Code or other identifying number.

Listing	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Trustee	U.S. Bank National Association.

Paying Agent	Elavon Financial Services DAC, UK Branch.

Risk Factors	An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors”

beginning on page S-13, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Conflicts of Interest	Because of the manner in which the proceeds will be used, more than five percent of the net proceeds of the offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in the offering, which creates a conflict of interest under FINRA Rule 5121. As a result, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes will be investment grade rated.

Governing Law	State of New York.

RISK FACTORS

Investing in the notes involves various risks, including the risks described below. You should carefully consider the following risks and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in the notes. In addition to the risks described below, our business is subject to risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, financial condition, results of operations and cash flows.

Risks Relating to the Notes

We will have a substantial amount of outstanding debt, which could impact our ability to obtain future financing and affect our business.

We have outstanding debt and other financial obligations. As of December 31, 2017, we had approximately $2.0 billion in outstanding consolidated indebtedness and after giving pro forma effect to this offering, we would have had approximately $2.4 billion of debt on a consolidated basis.

Our debt level and related debt service obligations could have negative consequences, including:

•	making it more difficult for us to satisfy our obligations under the notes,

•	requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes, such as acquisitions and stock repurchases,

•	reducing our flexibility in planning for or reacting to changes in our business and market conditions, and

•	exposing us to interest rate risk since a portion of our debt obligations are at variable rates.

We may incur significantly more debt in the future. If we add new debt, the risks described above could increase.

We conduct substantially all of our operations through subsidiaries.

PerkinElmer, Inc. is a holding company that conducts substantially all of its operations through its subsidiaries. We are dependent on distributions of funds from our subsidiaries to meet out debt service and other obligations, including payment of principal and interest on the notes. Our subsidiaries may not generate sufficient cash from operations to enable us to make payments on our indebtedness, including the notes. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate laws, other laws and regulations and contractual restrictions. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law or otherwise, we may not be able to pay interest or principal on the notes when due, or to redeem the notes, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

The notes are our unsecured obligations and will be structurally subordinated to the debt and other liabilities of our existing and future subsidiaries.

The notes will be unsecured obligations of PerkinElmer, Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt of ours to the extent of the value of the assets securing such debt. The notes will also be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your rights as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. At December 31, 2017, we had approximately $2.0 billion in principal amount of debt outstanding on a consolidated basis (excluding trade payables, intercompany liabilities and income tax-related liabilities), of which approximately $15.3 million was secured debt and approximately $96.1 million was debt of our subsidiaries.

There may not be a liquid market for the notes.

The notes constitute a new issue of securities with no established trading market. Although an application will be made to have the notes listed on the New York Stock Exchange, we cannot assure you that the notes will become or remain listed. Upon such listing, we will use commercially reasonable best efforts to maintain such listing and satisfy the requirements for such continued listing as long as the notes are outstanding; however, we may not obtain or be able to maintain such listing on the New York Stock Exchange. If we do not obtain or maintain such listing; we are required only to use commercially reasonable efforts to obtain and maintain admission to listing on such other stock exchange as we may, with the consent of the underwriter, decide. Failure of the notes to be listed on, or the delisting of the notes from, the New York Stock Exchange may have a material adverse effect on a holder’s ability to sell the notes. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter is not obligated to do so and may discontinue their market-making activities at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by prevailing interest rates, the market for similar securities, our operating performance, financial condition, general economic conditions and other factors. As a result, there can be no assurance that an active trading market will develop for the notes. To the extent an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

The notes will not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the notes.

Neither the notes nor the indenture governing the notes (the “indenture”) will restrict our ability or the ability of our subsidiaries to incur additional debt, repurchase securities, recapitalize, pay dividends or make distributions to shareholders or require us to maintain interest coverage or other financial ratios.

Although the indenture will contain limited covenants that would restrict our ability and the ability of certain of our subsidiaries to create, incur or assume secured indebtedness or to enter into sale and leaseback transactions, these restrictions only apply to the extent that the indebtedness created, incurred or assumed is secured by a lien on Principal Property (as defined below) or to the extent that the property subject to the sale and leaseback transaction is a Principal Property. In order to constitute a “Principal Property” for purposes of these covenants, a property must be located in the United States and have a book value in excess of the greater of (a) $50 million and (b) 1% of our most recently calculated consolidated net tangible assets. Because we had no consolidated net tangible assets as of December 31, 2017, a property would only constitute a Principal Property if it had a book value in excess of $50 million. As of the date of this prospectus supplement, neither we nor any of our subsidiaries owns any Principal Property as defined. As a result, as of the date of this prospectus supplement, the notes would not restrict us or our subsidiaries from creating, incurring or assuming an unlimited amount of indebtedness secured by a lien on all of our respective assets without equally and ratably securing the notes, and any such secured indebtedness would effectively rank senior to the notes to the extent of the value of the assets providing the security

Other than as described under the caption “Description of the Notes—Repurchase upon Change of Control Repurchase Event” below, the provisions of the indenture will not afford holders of debt securities issued thereunder, including the notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders. In addition, our ability to recapitalize, incur additional debt and take a number of other actions that will not be limited by the terms of the notes or the indenture could have the effect of diminishing our ability to make payments on the notes when due.

Restrictions in our credit facilities and debt instruments may limit our activities.

Our existing Revolving Facility, Term Loan Facility, 2021 Notes and 2026 Notes contain, and the notes offered hereby will contain, restrictive covenants that limit our ability to engage in activities that could otherwise benefit our company. These existing debt instruments include restrictions on our ability and the ability of our subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock,

•	sell assets,

•	incur obligations that restrict our subsidiaries’ ability to make dividend or other payments to us,

•	guarantee or secure indebtedness,

•	enter into transactions with affiliates, and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

We are also required to meet specified financial ratios under the terms of our existing debt instruments. Our ability to comply with these financial restrictions and covenants is dependent on our future performance, which is subject to prevailing economic conditions and other factors, including factors that are beyond our control, such as foreign exchange rates, interest rates, changes in technology and changes in the level of competition. In addition, if we are unable to maintain our investment grade credit rating, our borrowing costs would increase and we would be subject to different and potentially more restrictive financial covenants under some of our existing debt instruments. For additional information about the Revolving Facility, Term Loan Facility, 2021 Notes and 2026 Notes, please see the “Description of Certain Indebtedness.”

Any future indebtedness that we incur may include similar or more restrictive covenants. Our failure to comply with any of the restrictions in our Revolving Facility, Term Loan Facility, our existing 2021 Notes, 2026 Notes or any future indebtedness, including the notes offered hereby, may result in an event of default under these debt instruments, which could permit acceleration of the debt under these debt instruments, and require us to prepay that debt before its scheduled due date under certain circumstances. Under certain circumstances, acceleration of indebtedness with an aggregate principal amount of more than $50 million will constitute an event of default under the notes. See “Description of the Notes—Certain Covenants.”

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of a Change of Control Repurchase Event (as defined herein), unless we have redeemed, defeased or satisfied and discharged the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes for cash may be limited by law or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes. See “Description of the Notes—Repurchase upon Change of Control Repurchase Event.”

Holders of the notes will receive payments solely in euro except under the limited circumstances provided herein. Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

All payments of principal of, and premium, if any, and interest on the notes and any redemption price for, or additional amounts with respect to, the notes will be made in euro except under the limited circumstances provided herein. See “Description of the Notes—Issuance in Euro.” We, the underwriter, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such notes into U.S. dollars or any other currency.

An investment in any security denominated in, and all payments with respect to which are to be made or received in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for the euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects. The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

Furthermore, the notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency.

You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

Trading in the clearing system is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The European Commission has proposed a financial transactions tax in certain member states of the European Union which, if adopted, could apply in certain circumstances to secondary market trades of the notes both within and outside of those participating member states.

The European Commission has published a proposal for a directive for a common financial transactions tax (“FTT”), in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “Member States”). The proposed FTT has very broad scope and could, if implemented in the form proposed by the European Commission, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the European Commission proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the financial instruments caught by the proposal where at least one party is a financial institution and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT proposal remains subject to negotiation among the participating Member States. It may therefore be materially altered prior to any implementation (if at all), the timing of which remains unclear, and the extent to which it may ultimately apply (if at all) to dealings in the notes is uncertain. Additional Member States may decide to participate and/or certain of the participating Member States may decide to withdraw. In December 2015, Estonia declared its withdrawal of support for the FTT.

The United Kingdom’s vote in favor of withdrawing from the European Union could adversely impact our results of operation and will have an uncertain impact on the market for the notes.

Nearly 3% of our net sales in 2017 came from the U.K. Following the referendum vote in the United Kingdom in June 2016 in favor of leaving the European Union (commonly referred to as “Brexit”), on March 29, 2017, the country formally notified the European Union of its intention to withdraw. It appears likely that this withdrawal will involve a process of lengthy negotiations between the United Kingdom and European Union member states to determine the future terms of the United Kingdom’s relationship with the European Union. This could lead to a period of considerable uncertainty and volatility, particularly in relation to United Kingdom financial and banking markets. Weakening of economic conditions or economic uncertainties tend to harm our business, and if such conditions emerge in the United Kingdom or in the rest of Europe, it may have a material adverse effect on our operations and sales.

Any significant weakening of the British pound sterling to the U.S. dollar will have an adverse impact on our European revenues due to the importance of our sales in the United Kingdom. Currency exchange rates in the pound sterling and the euro with respect to each other and the U.S. dollar have already been adversely affected by Brexit and that may continue to be the case. In addition, depending on the terms of Brexit, the United Kingdom could lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make our doing business in Europe more difficult.

The timing of the U.K.’s departure from the European Union and the impact of its departure on international capital markets, including the demand for the notes and its effect on exchange rates, is uncertain and there can be no assurance that the market for the notes will not be affected.

Ratings of the notes could be lowered in the future.

We expect that the notes will be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on the notes and the ultimate payment of principal of the notes on the final maturity date. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the indenture.

The notes will initially be held in book-entry form and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.

The notes will initially be issued in the form of global notes registered to Euroclear or Clearstream or their common depository or nominee for so long as Euroclear or Clearstream or their common depositary or nominee is the registered holder of the notes issued in the form of one or more global notes. Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the Euroclear, Clearstream, such common depository or such nominee, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of notes under the indenture.

Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if an investor owns a book-entry interest, it will be permitted to act directly only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, unless and until definitive or certificated registered notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the notes. See “Description of the Notes—Book-Entry Delivery and Settlement” in this prospectus supplement.

Risks Relating to Our Business

If the markets into which we sell our products decline or do not grow as anticipated due to a decline in general economic conditions, or there are uncertainties surrounding the approval of government or industrial funding proposals, or there are unfavorable changes in government regulations, we may see an adverse effect on the results of our business operations.

Our customers include pharmaceutical and biotechnology companies, laboratories, academic and research institutions, public health authorities, private healthcare organizations, doctors and government agencies. Our quarterly revenue and results of operations are highly dependent on the volume and timing of orders received during the quarter. In addition, our revenues and earnings forecasts for future quarters are often based on the expected trends in our markets. However, the markets we serve do not always experience the trends that we may expect. Negative fluctuations in our customers’ markets, the inability of our customers to secure credit or funding, restrictions in capital expenditures, general economic conditions, cuts in government funding or unfavorable changes in government regulations would likely result in a reduction in demand for our products and services. In addition, government funding is subject to economic conditions and the political process, which is inherently fluid and unpredictable. Our revenues may be adversely affected if our customers delay or reduce purchases as a result of uncertainties surrounding the approval of government or industrial funding proposals. Such declines could harm our consolidated financial position, results of operations, cash flows and trading price of our common stock, and could limit our ability to sustain profitability.

Our growth is subject to global economic and political conditions, and operational disruptions at our facilities.

Our business is affected by global economic and political conditions as well as the state of the financial markets, particularly as the United States and other countries balance concerns around debt, inflation, growth and budget allocations in their policy initiatives. There can be no assurance that global economic conditions and financial markets will not worsen and that we will not experience any adverse effects that may be material to our consolidated cash flows, results of operations, financial position or our ability to access capital, such as the adverse effects resulting from a prolonged shutdown in government operations both in the United States and internationally. Our business is also affected by local economic environments, including inflation, recession, financial liquidity and currency volatility or devaluation. Political changes, some of which may be disruptive, could interfere with our supply chain, our customers and all of our activities in a particular location.

While we take precautions to prevent production or service interruptions at our global facilities, a major earthquake, fire, flood, power loss or other catastrophic event that results in the destruction or delay of any of our critical business operations could result in our incurring significant liability to customers or other third parties, cause significant reputational damage or have a material adverse effect on our business, operating results or financial condition.

Certain of these risks can be hedged to a limited degree using financial instruments, or other measures, and some of these risks are insurable, but any such mitigation efforts are costly and may not always be fully successful. Our ability to engage in such mitigation efforts has decreased or become even more costly as a result of recent market developments.

If we do not introduce new products in a timely manner, we may lose market share and be unable to achieve revenue growth targets.

We sell many of our products in industries characterized by rapid technological change, frequent new product and service introductions, and evolving customer needs and industry standards. Many of the businesses competing with us in these industries have significant financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development, regulatory expertise, manufacturing capabilities, and established distribution channels to deliver products to customers. Our products could become technologically obsolete over time, or we may invest in technology that does not lead to revenue growth or continue to sell products for which the demand from our customers is declining, in which case we may lose market share or not achieve our revenue growth targets. The success of our new product offerings will depend upon several factors, including our ability to:

•	accurately anticipate customer needs,

•	innovate and develop new reliable technologies and applications,

•	successfully commercialize new technologies in a timely manner,

•	price our products competitively, and manufacture and deliver our products in sufficient volumes and on time, and

•	differentiate our offerings from our competitors’ offerings.

Many of our products are used by our customers to develop, test and manufacture their products. We must anticipate industry trends and consistently develop new products to meet our customers’ expectations. In developing new products, we may be required to make significant investments before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenue. We may also suffer a loss in market share and potential revenue if we are unable to commercialize our technology in a timely and efficient manner.

In addition, some of our licensed technology is subject to contractual restrictions, which may limit our ability to develop or commercialize products for some applications.

We may not be able to successfully execute acquisitions or divestitures, license technologies, integrate acquired businesses or licensed technologies into our existing businesses, or make acquired businesses or licensed technologies profitable.

We have in the past supplemented, and may in the future supplement, our internal growth by acquiring businesses and licensing technologies that complement or augment our existing product lines, such as our acquisitions of EUROIMMUN Medizinische Labordiagnostika AG (“EUROIMMUN”) and Tulip Diagnostics Private Limited during fiscal year 2017. However, we may be unable to identify or complete promising acquisitions or license transactions for many reasons, such as:

•	competition among buyers and licensees,

•	the high valuations of businesses and technologies,

•	the need for regulatory and other approval, and

•	our inability to raise capital to fund these acquisitions.

Some of the businesses we acquire may be unprofitable or marginally profitable, or may increase the variability of our revenue recognition. If, for example, we are unable to successfully commercialize products and services related to significant in-process research and development that we have capitalized, we may have to impair the value of such assets. Accordingly, the earnings or losses of acquired businesses may dilute our earnings. For these acquired businesses to achieve acceptable levels of profitability, we would have to improve their management, operations, products and market penetration. We may not be successful in this regard and may encounter other difficulties in integrating acquired businesses into our existing operations, such as incompatible management, information or other systems, cultural differences, loss of key personnel, unforeseen regulatory requirements, previously undisclosed liabilities or difficulties in predicting financial results. Additionally, if we are not successful in selling businesses we seek to divest, the activity of such businesses may dilute our earnings and we may not be able to achieve the expected benefits of such divestitures. As a result, our financial results may differ from our forecasts or the expectations of the investment community in a given quarter or over the long term.

To finance our acquisitions, we may have to raise additional funds, either through public or private financings. We may be unable to obtain such funds or may be able to do so only on terms unacceptable to us. We may also incur expenses related to completing acquisitions or licensing technologies, or in evaluating potential acquisitions or technologies, which may adversely impact our profitability.

We may not be successful in adequately protecting our intellectual property.

Patent and trade secret protection is important to us because developing new products, processes and technologies gives us a competitive advantage, although it is time-consuming and expensive. We own many United States and foreign patents and intend to apply for additional patents. Patent applications we file, however, may not result in issued patents or, if they do, the claims allowed in the patents may be narrower than what is needed to protect fully our products, processes and technologies. The expiration of our previously issued patents may cause us to lose a competitive advantage in certain of the products and services we provide. Similarly, applications to register our trademarks may not be granted in all countries in which they are filed. For our intellectual property that is protected by keeping it secret, such as trade secrets and know-how, we may not use adequate measures to protect this intellectual property.

Third parties may also challenge the validity of our issued patents, may circumvent or “design around” our patents and patent applications, or may claim that our products, processes or technologies infringe their patents. In addition, third parties may assert that our product names infringe their trademarks. We may incur significant expense in legal proceedings to protect our intellectual property against infringement by third parties or to defend against claims of infringement by third parties. Claims by third parties in pending or future lawsuits could result in awards of substantial damages against us or court orders that could effectively prevent us from manufacturing, using, importing or selling our products in the United States or other countries.

If we are unable to renew our licenses or otherwise lose our licensed rights, we may have to stop selling products or we may lose competitive advantage.

We may not be able to renew our existing licenses, or licenses we may obtain in the future, on terms acceptable to us, or at all. If we lose the rights to a patented or other proprietary technology, we may need to stop selling products incorporating that technology and possibly other products, redesign our products or lose a competitive advantage. Potential competitors could in-license technologies that we fail to license and potentially erode our market share.

Our licenses typically subject us to various economic and commercialization obligations. If we fail to comply with these obligations, we could lose important rights under a license, such as the right to exclusivity in a market, or incur losses for failing to comply with our contractual obligations. In some cases, we could lose all rights under the license. In addition, rights granted under the license could be lost for reasons out of our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent, or a third-party could obtain a patent that curtails our freedom to operate under one or more licenses.

If we do not compete effectively, our business will be harmed.

We encounter aggressive competition from numerous competitors in many areas of our business. We may not be able to compete effectively with all of these competitors. To remain competitive, we must develop new products and periodically enhance our existing products. We anticipate that we may also have to adjust the prices of many of our products to stay competitive. In addition, new competitors, technologies or market trends may emerge to threaten or reduce the value of entire product lines.

Our quarterly operating results could be subject to significant fluctuation, and we may not be able to adjust our operations to effectively address changes we do not anticipate, which could increase the volatility of our stock price and potentially cause losses to our shareholders.

Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. Changes in competitive, market and economic conditions may require us to adjust our operations, and we may not be able to make those adjustments or make them quickly enough to adapt to changing conditions. A high proportion of our costs are fixed, due in part to our research and development and manufacturing costs. As a result, small declines in sales could disproportionately affect our operating results in a quarter. Factors that may affect our quarterly operating results include:

•	demand for and market acceptance of our products,

•	competitive pressures resulting in lower selling prices,

•	changes in the level of economic activity in regions in which we do business,

•	changes in general economic conditions or government funding,

•	settlements of income tax audits,

•	expenses incurred in connection with claims related to environmental conditions at locations where we conduct or formerly conducted operations,

•	contract termination and litigation costs,

•	differing tax laws and changes in those laws, or changes in the countries in which we are subject to taxation,

•	changes in our effective tax rate,

•	changes in industries, such as pharmaceutical and biomedical,

•	changes in the portions of our revenue represented by our various products and customers,

•	our ability to introduce new products,

•	our competitors’ announcement or introduction of new products, services or technological innovations,

•	costs of raw materials, energy or supplies,

•	changes in healthcare or other reimbursement rates paid by government agencies and other third parties for certain of our products and services,

•	our ability to realize the benefit of ongoing productivity initiatives,

•	changes in the volume or timing of product orders,

•	fluctuation in the expense related to the mark-to-market adjustment on postretirement benefit plans,

•	changes in our assumptions underlying future funding of pension obligations,

•	changes in assumptions used to determine contingent consideration in acquisitions, and

•	changes in foreign currency exchange rates.

A significant disruption in third-party package delivery and import/export services, or significant increases in prices for those services, could interfere with our ability to ship products, increase our costs and lower our profitability.

We ship a significant portion of our products to our customers through independent package delivery and import/export companies, including UPS and Federal Express in the United States; TNT, UPS and DHL in Europe; and UPS in Asia. We also ship our products through other carriers, including national trucking firms, overnight carrier services and the United States Postal Service. If one or more of the package delivery or import/export providers experiences a significant disruption in services or institutes a significant price increase, we may have to seek alternative providers and the delivery of our products could be prevented or delayed. Such events could cause us to incur increased shipping costs that could not be passed on to our customers, negatively impacting our profitability and our relationships with certain of our customers.

Disruptions in the supply of raw materials, certain key components and other goods from our limited or single source suppliers could have an adverse effect on the results of our business operations, and could damage our relationships with customers.

The production of our products requires a wide variety of raw materials, key components and other goods that are generally available from alternate sources of supply. However, certain critical raw materials, key components and other goods required for the production and sale of some of our principal products are available from limited or single sources of supply. We generally have multi-year contracts with no minimum purchase requirements with these suppliers, but those contracts may not fully protect us from a failure by certain suppliers to supply critical materials or from the delays inherent in being required to change suppliers and, in some cases, validate new raw materials. Such raw materials, key components and other goods can usually be obtained from alternative sources with the potential for an increase in price, decline in quality or delay in delivery. A prolonged inability to obtain certain raw materials, key components or other goods is possible and could have an adverse effect on our business operations, and could damage our relationships with customers.

We are subject to the rules of the SEC requiring disclosure as to whether certain materials known as conflict minerals (tantalum, tin, gold, tungsten and their derivatives) that may be contained in our products are mined from the Democratic Republic of the Congo and adjoining countries. As a result of these rules, we may incur additional costs in complying with the disclosure requirements and in satisfying those customers who require that the components used in our products be certified as conflict-free, and the potential lack of availability of these materials at competitive prices could increase our production costs.

The manufacture and sale of products and services may expose us to product and other liability claims for which we could have substantial liability.

We face an inherent business risk of exposure to product and other liability claims if our products, services or product candidates are alleged or found to have caused injury, damage or loss. We may be unable to obtain insurance with adequate levels of coverage for potential liability on acceptable terms or claims of this nature may be excluded from coverage under the terms of any insurance policy that we obtain. If we are unable to obtain such insurance or the amounts of any claims successfully brought against us substantially exceed our coverage, then our business could be adversely impacted.

If we fail to maintain satisfactory compliance with the regulations of the United States Food and Drug Administration and other governmental agencies in the United States and abroad, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil, criminal or monetary penalties.

Our operations are subject to regulation by different state and federal government agencies in the United States and other countries, as well as to the standards established by international standards bodies. If we fail to comply with those regulations or standards, we could be subject to fines, penalties, criminal prosecution or other sanctions. Some of our products are subject to regulation by the United States Food and Drug Administration and similar foreign and domestic agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with those regulations or standards, we may have to recall products, cease their manufacture and distribution, and may be subject to fines or criminal prosecution.

We are also subject to a variety of laws, regulations and standards that govern, among other things, the importation and exportation of products, the handling, transportation and manufacture of toxic or hazardous substances, and our business practices in the United States and abroad such as anti-bribery, anti-corruption and competition laws. This requires that we devote substantial resources to maintaining our compliance with those laws, regulations and standards. A failure to do so could result in the imposition of civil, criminal or monetary penalties having a material adverse effect on our operations.

Changes in governmental regulations may reduce demand for our products or increase our expenses.

We compete in markets in which we or our customers must comply with federal, state, local and foreign regulations, such as environmental, health and safety, and food and drug regulations. We develop, configure and market our products to meet customer needs created by these regulations. Any significant change in these regulations could reduce demand for our products or increase our costs of producing these products.

The healthcare industry is highly regulated and if we fail to comply with its extensive system of laws and regulations, we could suffer fines and penalties or be required to make significant changes to our operations which could have a significant adverse effect on the results of our business operations.

The healthcare industry, including the genetic screening market, is subject to extensive and frequently changing international and United States federal, state and local laws and regulations. In addition, legislative provisions relating to healthcare fraud and abuse, patient privacy violations and misconduct involving government insurance programs provide federal enforcement personnel with substantial powers and remedies to pursue suspected violations. We believe that our business will continue to be subject to increasing regulation as the federal government continues to strengthen its position on healthcare matters, the scope and effect of which we cannot predict. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal damages, fines and penalties, exclusion from participation in governmental healthcare programs, and the loss of various licenses, certificates and authorizations necessary to operate our business, as well as incur liabilities from third-party claims, all of which could have a significant adverse effect on our business.

Economic, political and other risks associated with foreign operations could adversely affect our international sales and profitability.

Because we sell our products worldwide, our businesses are subject to risks associated with doing business internationally. Our sales originating outside the United States represented the majority of our total revenue in the fiscal year 2017. We anticipate that sales from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States. Accordingly, our future results of operations could be harmed by a variety of factors, including:

•	changes in actual, or from projected, foreign currency exchange rates,

•	changes in a country’s or region’s political or economic conditions, particularly in developing or emerging markets,

•	longer payment cycles of foreign customers and timing of collections in foreign jurisdictions,

•	embargoes, trade protection measures and import or export licensing requirements,

•	policies in foreign countries benefiting domestic manufacturers or other policies detrimental to companies headquartered in the United States,

•	differing tax laws and changes in those laws, or changes in the countries in which we are subject to tax,

•	adverse income tax audit settlements or loss of previously negotiated tax incentives,

•	differing business practices associated with foreign operations,

•	difficulty in transferring cash between international operations and the United States,

•	difficulty in staffing and managing widespread operations,

•	differing labor laws and changes in those laws,

•	differing protection of intellectual property and changes in that protection,

•	expanded enforcement of laws related to data protection and personal privacy,

•	increasing global enforcement of anti-bribery and anti-corruption laws, and

•	differing regulatory requirements and changes in those requirements.

If we do not retain our key personnel, our ability to execute our business strategy will be limited.

Our success depends to a significant extent upon the continued service of our executive officers and key management and technical personnel, particularly our experienced engineers and scientists, and on our ability to continue to attract, retain, and motivate qualified personnel. The competition for these employees is intense. The loss of the services of key personnel could have a material adverse effect on our operating results. In addition, there could be a material adverse effect on us should the turnover rates for key personnel increase significantly or if we are unable to continue to attract qualified personnel. We do not maintain any key person life insurance policies on any of our officers or employees.

Our success also depends on our ability to execute leadership succession plans. The inability to successfully transition key management roles could have a material adverse effect on our operating results.

If we experience a significant disruption in, or breach in security of, our information technology systems or those of our customers, suppliers and other third parties, allowing inappropriate access to or inadvertent transfer of information, or if we fail to implement new systems, software and technologies successfully, our business could be adversely affected.

We rely on several centralized information technology systems throughout our company to develop, manufacture and provide products and services, keep financial records, process orders, manage inventory, process shipments to customers and operate other critical functions. Our information technology systems may be susceptible to damage, disruptions or shutdowns due to power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors, catastrophes or other unforeseen events. If we were to experience a prolonged system disruption in the information technology systems that involve our interactions with customers or suppliers, it could result in the loss of sales and customers and significant incremental costs, which could adversely affect our business. In addition, security breaches of our information technology systems or inadvertent transfer of information could result in the misappropriation or unauthorized disclosure of confidential information belonging to us or to our employees, partners, customers or suppliers, which could result in our suffering significant financial or reputational damage.

Our results of operations will be adversely affected if we fail to realize the full value of our intangible assets.

As of December 31, 2017, our total assets included $4.3 billion of net intangible assets. Net intangible assets consist principally of goodwill associated with acquisitions and costs associated with securing patent rights, trademark rights, customer relationships, core technology and technology licenses and in-process research and development, net of accumulated amortization. We test certain of these items—specifically all of those that are considered “non-amortizing”—at least annually for potential impairment by comparing the carrying value to the fair market value of the reporting unit to which they are assigned. All of our amortizing intangible assets are also evaluated for impairment should events occur that call into question the value of the intangible assets.

Adverse changes in our business, adverse changes in the assumptions used to determine the fair value of our reporting units, or the failure to grow our Discovery & Analytical Solutions and Diagnostics segments may result in impairment of our intangible assets, which could adversely affect our results of operations.

Our share price will fluctuate.

Over the last several years, stock markets in general and our common stock in particular have experienced significant price and volume volatility. Both the market price and the daily trading volume of our common stock may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations and business prospects. In addition to the risk factors discussed above, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from our financial guidance or the expectations of securities analysts and investors,

•	the financial performance of the major end markets that we target,

•	the operating and securities price performance of companies that investors consider to be comparable to us,

•	announcements of strategic developments, acquisitions and other material events by us or our competitors, and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, commodity and equity prices and the value of financial assets.

Dividends on our common stock could be reduced or eliminated in the future.

On October 27, 2017, we announced that our Board had declared a quarterly dividend of $0.07 per share for the fourth quarter of fiscal year 2017 that was paid in February 2018. On January 25, 2018, we announced that our Board had declared a quarterly dividend of $0.07 per share for the first quarter of fiscal year 2018 that will be payable in May 2018. In the future, our Board may determine to reduce or eliminate our common stock dividend in order to fund investments for growth, repurchase shares or conserve capital resources.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and related notes in our 2017 Form 10-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31 2017	January 1, 2017	January 3, 2016	December 28, 2014	December 29, 2013
Ratio of earnings to fixed charges	6.7x	6.0x	5.6x	3.8x	3.2x

For purposes of determining the ratios above, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt expenses and an appropriate interest factor on operating leases.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately €297.4 million after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering to repay all of the $200 million principal amount outstanding under our Term Loan Facility plus accrued and unpaid interest and to repay approximately $166.4 million principal amount outstanding under our Revolving Facility. In each case such borrowings were incurred to pay a portion of the purchase price of our acquisition of EUROIMMUN, which closed on December 19, 2017. The Term Loan Facility has a maturity date of December 18, 2018 and bears interest at a floating rate, which, as of December 31, 2017, was 2.66%. As of December 31, 2017, the Revolving Facility had outstanding borrowings of $625 million and has an initial maturity date of August 11, 2021. The Revolving Facility bears interest at a floating rate, which, as of December 31, 2017, was 2.66%. See “Description of Certain Indebtedness.”

To the extent that any net proceeds of this offering remain, we intend to use the remaining net proceeds for general corporate purposes, which may include, without limitation, repayment, redemption or refinancing of indebtedness, capital expenditures, funding of possible acquisitions, working capital, satisfaction of other obligations or repurchase of our outstanding common stock. We may temporarily invest the net proceeds of this offering in short-term, liquid investments until they are used for their stated purpose.

JP Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities plc, who is the underwriter in this offering of the notes, is a lender under our Revolving Facility and Term Loan Facility. As described above, we intend to use the net proceeds from this offering of the notes to repay borrowings under our Term Loan Facility and to reduce borrowings under our Revolving Facility. Therefore, one or more affiliates of the underwriter will receive a portion of the net proceeds from this offering of the notes. Please see the section entitled “Underwriting (Conflicts of Interest)” for more information.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of December 31, 2017 on an actual basis and on an adjusted basis to give effect to the sale of the notes offered hereby, after deducting the underwriting discount and estimated offering expenses.

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our 2017 Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

	As of December 31, 2017
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$202,134	$202,134
5% Senior Unsecured Notes due 2021(1)	496,583	496,583
1.875% Senior Unsecured Notes due 2026(2)	591,739	591,739
0.600% Senior Notes due 2021 offered hereby(3)	—	366,437
Senior Unsecured Revolving Credit Facility(4)	621,661	621,661
Senior Unsecured Term Loan Credit Facility	200,000	200,000
Other debt facilities	60,215	60,215
Financing lease obligations	35,911	35,911

Total debt	2,006,109	2,372,546
Less–currently payable	217,306	217,306

Long–term debt	1,788,803	2,155,240
Total stockholders’ equity	2,503,188	2,503,188

Total capitalization	$4,509,297	$4,875,734

(1)	This represents $500.0 million principal balance, net of $1.4 million of unamortized original issue discount and $2.0 million of unamortized debt issuance costs.
(2)	This represents $600.7 million principal balance, net of $4.7 million of unamortized original issue discount and $4.3 million of unamortized debt issuance costs.
(3)	Based on the euro/U.S. dollar exchange rate of €1.00 = $1.232 as of March 30, 2018, as published by the Board of Governors of the Federal Reserve System and net of $3.0 million of unamortized debt issuance costs.
(4)	This represents $625.0 million principal balance, net of $3.3 million of unamortized debt issuance costs.

EXCHANGE RATES

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Board for euro (expressed in U.S. dollars per €1.00). The rates in this table are provided for your reference only.

Period	High	Low	Period Average(1)	Period End
2015	1.2015	1.0524	1.1097	1.0859
2016	1.1516	1.0375	1.1072	1.0552
2017	1.2041	1.0416	1.1301	1.2022
2018 (through March 30, 2018)	1.2488	1.1922	1.2289	1.2320

(1)	The average of the noon buying rates on each day of the relevant year or period.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Unsecured Revolving Credit Facility

Our outstanding senior unsecured revolving credit facility (the “Revolving Facility”) provides for $1.0 billion of revolving loans and has an initial maturity of August 11, 2021. As of December 31, 2017, undrawn letters of credit in the aggregate amount of $11.4 million were treated as issued and outstanding when calculating the borrowing availability under the Revolving Facility. As of December 31, 2017, we had $363.6 million available for additional borrowing under the facility. We use the senior unsecured revolving credit facility for general corporate purposes, which may include working capital, refinancing existing indebtedness, capital expenditures, share repurchases, acquisitions and strategic alliances, including to finance a portion of the EUROIMMUN acquisition. The interest rates under the Revolving Facility are based on the Eurocurrency rate or the base rate at the time of borrowing, plus a margin. The base rate is the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by JP Morgan Chase Bank, N.A. as its “prime rate,” (ii) the Federal Funds rate plus 50 basis points or (iii) an adjusted one-month LIBOR plus 1.00%. At December 31, 2017, borrowings under the Revolving Facility were accruing interest primarily based on the Eurocurrency rate. The Eurocurrency margin as of December 31, 2017 was 110 basis points. The weighted average Eurocurrency interest rate as of December 31, 2017 was 1.56%, resulting in a weighted average effective Eurocurrency rate, including the margin, of 2.66%, which was the interest applicable to the borrowings outstanding under the Eurocurrency rate as of December 31, 2017. As of December 31, 2017, the Revolving Facility had outstanding borrowings of $625.0 million, and $3.3 million of unamortized debt issuance costs. As of January 1, 2017, the Revolving Facility had no outstanding borrowings, and $4.3 million of unamortized debt issuance costs. The credit agreement for the Revolving Facility contains affirmative, negative and financial covenants and events of default. The financial covenants include a debt-to-capital ratio that remains applicable for so long as our debt is rated as investment grade. In the event that our debt is not rated as investment grade, the debt-to-capital ratio covenant is replaced with a maximum consolidated leverage ratio covenant and a minimum consolidated interest coverage ratio covenant.

Senior Unsecured Term Loan Credit Facility

We entered into a senior unsecured term loan credit facility (the “Term Loan Facility”) on August 11, 2017 that provides for $200.0 million of term loans and has a maturity of 364 days from the date of the initial draw. We utilized the senior unsecured term loan facility for the acquisition of EUROIMMUN. The interest rates under the Term Loan Facility are based on the Eurocurrency rate or the base rate at the time of the borrowing, plus a margin. The base rate is the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by JP Morgan Chase Bank, N.A. as its “prime rate,” (ii) the Federal Funds rate plus 50 basis points or (iii) an adjusted one-month LIBOR plus 1.00%. At December 31, 2017, borrowings under the Term Loan Facility were accruing interest primarily based on the Eurocurrency rate. The Eurocurrency margin as of December 31, 2017 was 110 basis points. The weighted average Eurocurrency interest rate as of December 31, 2017 was 1.56%, resulting in a weighted average effective Eurocurrency rate, including the margin, of 2.66%, which was the interest applicable to the borrowings outstanding under the Eurocurrency rate as of December 31, 2017. As of December 31, 2017, the Term Loan Facility had outstanding borrowings of $200.0 million and has a maturity date of December 18, 2018. The credit agreement for the Term Loan Facility contains affirmative, negative and financial covenants and events of defaults which are substantially similar to those contained in the credit agreement for the Revolving Facility.

5% Senior Unsecured Notes due in 2021

On October 25, 2011, we issued $500.0 million aggregate principal amount of senior unsecured notes due in 2021 (the “2021 Notes”) in a registered public offering and received $496.9 million of net proceeds from the issuance. The 2021 Notes were issued at 99.372% of the principal amount, which resulted in a discount of $3.1 million. As of December 31, 2017, the 2021 Notes had an aggregate carrying value of $496.6 million, net of

$1.4 million of unamortized original issue discount and $2.0 million of unamortized debt issuance costs. As of January 1, 2017, the 2021 Notes had an aggregate carrying value of $495.8 million, net of $1.7 million of unamortized original issue discount and $2.5 million of unamortized debt issuance costs. The 2021 Notes mature in November 2021 and bear interest at an annual rate of 5%. Interest on the 2021 Notes is payable semi-annually on May 15th and November 15th each year. Prior to August 15, 2021 (three months prior to their maturity date), we may redeem the 2021 Notes in whole or in part, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued and unpaid interest, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect to the 2021 Notes being redeemed, discounted on a semi-annual basis, at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest. At any time on or after August 15, 2021 (three months prior to their maturity date), we may redeem the 2021 Notes, at our option, at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed plus accrued and unpaid interest. Upon a change of control (as defined in the indenture governing the 2021 Notes) and a contemporaneous downgrade of the 2021 Notes below investment grade, we will, in certain circumstances, make an offer to purchase the 2021 Notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest.

1.875% Senior Unsecured Notes due 2026

On July 19, 2016, the Company issued €500.0 million aggregate principal amount of senior unsecured notes due in 2026 (the “2026 Notes”) in a registered public offering and received approximately €492.3 million of net proceeds from the issuance. The 2026 Notes were issued at 99.118% of the principal amount, which resulted in a discount of €4.4 million. The 2026 Notes mature in July 2026 and bear interest at an annual rate of 1.875%. Interest on the 2026 Notes is payable annually on July 19th each year. The proceeds from the 2026 Notes were used to pay in full the outstanding balance of the Company’s previous senior unsecured revolving credit facility. As of December 31, 2017, the 2026 Notes had an aggregate carrying value of $591.7 million, net of $4.7 million of unamortized original issue discount and $4.3 million of unamortized debt issuance costs. As of January 1, 2017, the 2026 Notes had an aggregate carrying value of $517.8 million, net of $4.5 million of unamortized original issue discount and $4.8 million of unamortized debt issuance costs.

Prior to April 19, 2026 (three months prior to their maturity date), the Company may redeem the 2026 Notes in whole at any time or in part from time to time, at its option, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect to the 2026 Notes being redeemed, discounted on an annual basis, at the applicable Comparable Government Bond Rate (as defined in the indenture governing the 2026 Notes) plus 35 basis points; plus, in each case, accrued and unpaid interest. In addition, at any time on or after April 19, 2026 (three months prior to their maturity date), the Company may redeem the 2026 Notes, at its option, at a redemption price equal to 100% of the principal amount of the 2026 Notes due to be redeemed plus accrued and unpaid interest.

Upon a change of control (as defined in the indenture governing the 2026 Notes) and a contemporaneous downgrade of the 2026 Notes below investment grade, we will, in certain circumstances, make an offer to purchase the 2026 Notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest.

Other Debt Facilities

We assumed other debt facilities pursuant to the acquisition of EUROIMMUN, which includes Euro-denominated bank loans with an aggregate carrying value of €47.6 million (equivalent to $57.2 million) as of December 31, 2017. These bank loans are primarily utilized for financing fixed assets and are repaid in monthly or quarterly installments with maturity dates extending to 2031. The bank loans in the aggregate amount of $44.8 million bear fixed interest rates between 1.1% and 7.9% and bank loans in the aggregate amount of $12.4 million bear variable interest rates based on the Euribor rate plus a margin between 1.3% and 1.5%. An aggregate amount of $15.0 million of the bank loans are secured by mortgages on the financed land and buildings and the remaining $42.2 million are unsecured. Certain credit agreements for the unsecured bank loans include financial covenants which are based on an equity ratio or an equity ratio and minimum interest coverage ratio.

In addition, we have other unsecured revolving credit facilities and a secured bank loan in the amount of $2.7 million and $0.3 million, respectively, as of December 31, 2017. The unsecured revolving debt facilities bear fixed interest rates between 0.05% and 1.95% and will mature in 2018. The secured bank loan of $0.3 million bears a fixed annual interest rate of 1.95% and is repaid in monthly installments until 2027.

Financing Lease Obligations

In fiscal year 2012, we entered into agreements with the lessors of certain buildings that we are currently occupying and leasing to expand those buildings. We provided a portion of the funds needed for the construction of the additions to the buildings, and as a result we were considered the owner of the buildings during the construction period. At the end of the construction period, we were not reimbursed by the lessors for all of the construction costs. We are therefore deemed to have continuing involvement and the leases qualify as financing leases under sale-leaseback accounting guidance, representing debt obligations for us and non-cash investing and financing activities. As a result, we capitalized $29.3 million in property, plant and equipment, net, representing the fair value of the buildings with a corresponding increase to debt. We have also capitalized $11.5 million in additional construction costs necessary to complete the renovations to the buildings, which were funded by the lessors, with a corresponding increase to debt. At December 31, 2017, we had $35.9 million recorded for these financing lease obligations, of which $1.4 million was recorded as short-term debt and $34.5 million was recorded as long-term debt. At January 1, 2017, we had $37.1 million recorded for these financing lease obligations, of which $1.2 million was recorded as short-term debt and $35.9 million was recorded as long-term debt. The buildings are being depreciated on a straight-line basis over the terms of the leases to their estimated residual values, which will equal the remaining financing obligation at the end of the lease term. At the end of the lease term, the remaining balances in property, plant and equipment, net and debt will be reversed against each other.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “senior debt securities” set forth in the accompanying prospectus, to which reference is made. References to “we,” “us” and “our” in this section are only to PerkinElmer, Inc. and not to its subsidiaries.

The notes will be issued under an indenture dated as of October 25, 2011, between us and U.S. Bank National Association, as trustee, and a supplemental indenture to be entered into between us, the trustee and Elavon Financial Services DAC, UK Branch, as paying agent. Under a paying agency agreement to be entered into between us, the trustee and the paying agent, we will appoint Elavon Financial Services DAC, UK Branch, to act as paying agent in connection with the notes, and we will appoint U.S. Bank National Association to act as transfer agent and registrar.

General

The notes will be our general unsecured senior obligations and will rank equal in right of payment to our existing and future unsecured and unsubordinated debt and senior to any future subordinated debt from time to time outstanding. The notes will be effectively subordinated in right of payment to all existing and future secured debt of ours to the extent of the value of the assets securing such debt. The notes will also be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. At December 31, 2017, we had approximately $2.0 billion in principal amount of debt outstanding on a consolidated basis (excluding trade payables, intercompany liabilities and income tax-related liabilities), of which approximately $15.3 million was secured debt and approximately $96.1 million was debt of our subsidiaries.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date, offering price and, if applicable, the first interest payment date) as the notes offered hereby. Any additional notes, together with the notes offered hereby, will constitute a single series of securities under the indenture; provided that if the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP, ISIN, Common Code or other identifying number.

The notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be represented by one or more registered global securities that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as described under “—Certificated Notes” in this prospectus supplement, the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest

The notes will initially be limited to €300 million in aggregate principal amount and will mature on April 9, 2021. The notes will bear interest at the rate of 0.600% per annum from and including the date of original issuance, or from and including the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes annually in arrears on April 9 of each year, commencing April 9, 2019, to the holders of record at the close of business on the preceding March 25. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or April 11, 2018, if no interest has been paid on the notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If an interest payment date, the maturity date or earlier date of redemption with respect to the notes falls on a day that is not a business day, the required payment and any related payment of principal, premium and additional amounts, if any, shall be made on the next business day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after that interest payment date, the maturity date or date of redemption, as the case may be.

For purposes of the notes, the term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Optional Redemption

Prior to the maturity date of the notes, the notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued but unpaid as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points;

plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. In the event that the notes or a portion thereof are called for redemption or there is a Change of Control Repurchase Event (as defined below), and the redemption date or the Change of Control Repurchase Event payment date, as applicable, is subsequent to a regular record date with respect to any interest payment date and prior to such interest payment date, interest on such notes will instead be paid upon presentation and surrender of such notes as provided in the indenture.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the maturity of the notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by the trustee by a method that the trustee deems to be fair and appropriate in accordance with the procedures of Clearstream, Euroclear and the New York Stock Exchange, as applicable; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above or under the heading “—Redemption for Tax Reasons,” or have defeased the notes or have satisfied and discharged the notes as described below, we will make an offer to each holder of notes to repurchase all or any part (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to but excluding the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee and the paying agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third-party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third-party purchases all notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain. In such case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we may do so in the future. We could, in the future, also enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade by two or more Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by at least two of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our direct or indirect wholly owned subsidiaries;

(2)	the consummation by us of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or entity or any direct or indirect parent company of the surviving person or entity immediately after giving effect to such transaction;

(3)	the adoption of a plan relating to our liquidation or dissolution; or

(4)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of our voting stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our voting stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction there is no circumstance requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of more than 50% of the voting power of the voting stock of such holding company then outstanding.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch)

or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Certain U.S. Federal Income Tax Documentation Requirements

A beneficial owner of notes who is a non-United States holder directly or indirectly holding notes through Clearstream or Euroclear will be subject to the 30% U.S. withholding tax that generally applies to payments of interest on debt issued by U.S. corporations (such as us), unless (1) each securities clearing organization, bank or other financial institution that holds customers’ notes in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold such U.S. tax complies with the applicable certification requirements described below under “Certain Material U.S. Federal Tax

Considerations—Consequences to Non-U.S. Holders—Payments of Interest” and (2) such beneficial owner provides one of the United States Internal Revenue Service forms and certificates described under “Certain Material U.S. Federal Tax Considerations—Consequences to Non-U.S. Holders—Payments of Interest” below. To obtain an exemption from (or a reduction in the rate of) the 30% U.S. withholding tax, the beneficial owner of a note must provide the appropriate form and, if required, certificate with the person through whom it holds its beneficial interest in the notes. We will not be required to make payments of additional amounts for or on account of such withholding taxes. See the discussion under the heading “—Payment of Additional Amounts.”

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or there is a material probability that we will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the trustee and paying agent), then we may at any time at our option redeem, in whole, but not in part, the outstanding notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption; provided such obligation cannot be avoided by our taking reasonable measures available to us, not including substitution of the obligor under the notes.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by each beneficial owner of a note that is not a United States person (as defined below) of such amounts, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts) as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having been present in the United States or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company, a controlled foreign corporation or a foreign tax exempt organization for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of PerkinElmer, Inc. as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from payments on the notes;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, treaty, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or premium, if any, or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference to amounts payable in respect of the notes herein or in the indenture shall be deemed to include any additional amounts which may be payable as described above.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of principal of, and premium, if any, and interest on, the notes, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Certain Covenants

Limitation on Liens

Neither we nor any of our Subsidiaries (as defined below) will create or suffer to exist any Lien (as defined below) upon Principal Property (as defined below) of ours or of any Subsidiary or upon any shares of capital stock (or other equity interests) of any Subsidiary that owns Principal Property to secure any indebtedness (as defined below) incurred, issued, assumed or guaranteed by us or any of our Subsidiaries after the date of the indenture, unless we secure, or cause such Subsidiary to secure, all payments due under the notes and all senior debt securities of any series having the benefit of this covenant (together with, if we shall so determine, any other indebtedness of ours or any Subsidiary of ours then existing or thereafter created ranking equally with the notes) equally and ratably with such secured indebtedness, in each case for as long as such other indebtedness shall be so secured. This restriction will not apply in the case of:

•	Liens on the property or on the outstanding capital stock (or other equity interests) of any person existing at the time such person becomes a Subsidiary or at the time such person is merged into, consolidated with or acquired by us or a Subsidiary, but not created in contemplation of such person’s becoming a Subsidiary or being acquired by us or a Subsidiary;

•	Liens existing at the time of acquisition of the property affected by such Lien, or Liens incurred to secure payment of all or part of the purchase price of such property or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or part of the purchase price of such property (provided such Liens are limited to such property and improvements to such property);

•	Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure indebtedness incurred to provide funds for any such purpose

(including purchase money security interests or purchase money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved, and Liens to the extent that they secure indebtedness in excess of such cost and for the payment of which recourse may only be had against such property;

•	Liens which secure only indebtedness owing by a Subsidiary to us or to a Subsidiary of ours;

•	Liens required by any contract or statute in order to permit us or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia;

•	Liens, if any, in existence on the date the indenture is executed;

•	Liens created, incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code or in connection with an industrial revenue bond, pollution control bond or similar financing between us or any Subsidiary of ours and any federal, state or municipal government or any other governmental body or quasi-governmental agency;

•	Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that we must have disposed of such property within 180 days after the creation of such Liens and that any indebtedness secured by such Liens shall be without recourse to us or any Subsidiary of ours; and

•	Any extensions, renewals, replacements or refundings (or successive extensions, renewals, replacements or refundings) of Liens referred to in the foregoing clauses, provided that such Liens do not cover any property or assets other than the property or assets subject to the Lien being extended, renewed, replaced or refunded and the principal amount of the secured indebtedness does not exceed the principal amount of the secured indebtedness being extended, renewed, replaced or refunded plus the amount of any accrued interest, prepayment premiums and the costs associated with such extension, renewal, replacement or refunding (except that, where an additional amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well).

Notwithstanding the foregoing, we and any of our Subsidiaries may create or suffer to exist Liens which would otherwise be prohibited by this covenant securing indebtedness incurred, issued, assumed or guaranteed by us or any of our Subsidiaries in aggregate outstanding amount which, together with all Attributable Debt (as defined below) of ours and any of our Subsidiaries then outstanding in respect of Sale and Leaseback Transactions involving Principal Properties (other than Sale and Leaseback Transactions that are permitted under the first three bullet points of “—Limitation on Sale and Leaseback Transactions” below) and all outstanding indebtedness secured by Liens previously permitted solely by this paragraph, would not exceed the greater of (i) $200 million and (ii) 15% of our Consolidated Net Tangible Assets (as defined below) as of the granting or creation of such Lien.

Limitation on Sale and Leaseback Transactions

Neither we nor any of our Subsidiaries may enter into any Sale and Leaseback Transaction involving Principal Property, whereby such property has been or is to be sold or transferred by us or any Subsidiary, unless:

•	such Sale and Leaseback Transaction (i) involves the taking back of a lease for a period of three years or less or (ii) is between us and a Subsidiary or between Subsidiaries;

•	we or any of our Subsidiaries would be entitled to issue, assume or guarantee indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction secured by a Lien on such Principal Property under one of the exceptions for Liens set forth in the bullet points listed under “—Limitations on Liens” above without equally and ratably securing the notes;

•	we apply to the retirement or prepayment of our Funded Debt (as defined below), or to the acquisition, development or improvement of real property, plant and equipment an amount equal to the net cash proceeds from the sale of the Principal Property so leased within 180 days of the effective date of any such Sale and Leaseback Transaction, provided that the amount to be applied to the retirement or prepayment of our Funded Debt shall be reduced by the principal amount of any notes delivered by us to the trustee within 180 days after such Sale and Leaseback Transaction for retirement and cancellation; or

•	after giving effect thereto, the sum of (A) the then outstanding principal amount of indebtedness secured by all Liens on Principal Properties incurred after the date of the indenture that are not otherwise permitted by the bullet points under “—Limitation on Liens” above and (B) the Attributable Debt then outstanding with respect to all Sale and Leaseback Transactions entered into after the date of the indenture and otherwise prohibited in accordance with this paragraph (after giving effect to all applications, retirements, prepayments and cancellations referenced in the prior bullet point) does not exceed the greater of (i) $200 million and (ii) 15% of the Consolidated Net Tangible Assets.

Certain Definitions

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (without regard to any renewal or extension options contained in the lease).

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the current maturities of long-term indebtedness) and (ii) the total of the net book values of all assets properly classified as intangible assets, all as set forth on the consolidated balance sheet for the most-recently ended fiscal quarter of the person for which such determination is being made and computed in accordance with U.S. generally accepted accounting principles.

“Funded Debt” means all indebtedness for money borrowed which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made.

“Indebtedness” means (without duplication):

•	any liability of any person for borrowed money, or evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations, but excluding Trade Payables), or for the payment of money related to a lease that is required to be classified as a capitalized lease obligation in accordance with U.S. generally accepted accounting principles as in effect on the date of the issuance of the notes; and

•	any of the foregoing liabilities of another that a person has guaranteed, that is recourse to such person, or that is otherwise its legal liability.

“Lien” means, with respect to any property or asset, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Principal Property” means any single parcel of real property or any permanent improvement thereon owned by us or any of our Subsidiaries located in the United States including, without limitation, any manufacturing facility or plant or any portion thereof, and any fixture or equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of the greater of (i) $50 million and (ii) 1% of the most recently calculated Consolidated Net Tangible Assets of us. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our Subsidiaries and us, taken as a whole.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

“Subsidiary” means any corporation, partnership or other entity of which at the time of determination we, or we and one or more of our Subsidiaries, or any one or more of our Subsidiaries, directly or indirectly, own capital stock or equivalent interests having more than 50% of the total voting power of the capital stock or equivalent interests then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.

“Trade Payables” means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials, finished products, inventory or services.

Events of Default

An “event of default” means any one of the following events that occurs with respect to any notes:

(1)	we fail to pay interest on any notes for 30 days after payment was due;

(2)	we fail to make the principal or any premium payment on any notes;

(3)	we fail to perform any other covenant in the indenture (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities) or the supplemental indenture and this failure continues for 60 days after we receive written notice of such default from the trustee or after we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4)	(x) we default or any of our Subsidiaries defaults in the payment of any principal at maturity of any indebtedness (other than the notes) aggregating more than $50 million in principal amount, when due and payable after giving effect to any applicable grace period; or (y) we default or any of our Subsidiaries defaults in the performance of any other term or provision of any indebtedness (other than the notes) aggregating more than $50 million in principal amount that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged within a period of 30 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding, a written notice specifying such default or defaults provided, however, that if the default under such indebtedness is cured, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the event of default caused by such default will be deemed likewise to be cured or waived; or

(5)	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

Listing

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We currently expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date.

Book-Entry Delivery and Settlement

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.

Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Euro Global Notes for all purposes under the indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Euro Global Notes for all purposes under the indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium and additional amounts, if any, and interest with respect to the Euro Global Notes will be credited in euros to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

You should be aware that investors will be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

Subject to certain conditions, the notes represented by the Euro Global Notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1) the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;

(2) we in our discretion at any time determine not to have all of the notes represented by the Euro Global Notes; or

(3) an event of default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

Same-Day Payment

Payments (including principal, premium and additional amounts, if any, and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar), provided that all payments (including principal, premium and additional amounts, if any, and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

The paying agent for the notes will initially be Elavon Financial Services DAC, UK Branch.

Governing Law

The indenture and the notes, for all purposes, shall be governed by and construed in accordance with the laws of the State of New York.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “U.S. Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes) by a beneficial owner who purchases notes on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income; and

•	U.S. federal estate or gift taxes, if any.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership should consult their own tax advisors.

This summary of certain material U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes that is not a U.S. holder. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, foreign, state, local and any other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Tax Cuts and Jobs Act

Under the so-called Tax Cuts and Jobs Act, a U.S. holder that uses an accrual method of accounting for tax purposes and has certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue on such financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018. U.S. holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Payments of Interest

Subject to the discussion below under “Additional Payments”, interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be less than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations) and therefore the notes will not be issued with original issue discount.

A U.S. holder that uses the cash method of tax accounting and that receives a payment of interest on the notes will be required to include in income the U.S. dollar value of the euro payment (determined based on the spot rate on the date the payment is received, whether or not the payment is converted to U.S. dollars), and this U.S. dollar value will be the U.S. holder’s tax basis in the euro received.

A U.S. holder that uses the accrual method of tax accounting will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a note during an accrual period. The U.S. dollar value of the accrued income generally will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. holder will recognize foreign currency gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the interest payment is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). If a U.S. holder does not wish to translate interest income using the average exchange rate, certain alternative elections may be available. The U.S. dollar value of the euro payment received will be the U.S. holder’s tax basis in the euro received.

Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if we are required to repurchase the notes in connection with a Change of Control

Repurchase Event as described in “Description of the Notes—Repurchase upon Change of Control Repurchase Event,” we must pay a 1% premium. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “nonfunctional currency contingent payment debt instruments.” However, the possibility that additional payments will be made will not cause the notes to be nonfunctional currency contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined and intend to take the position (and the remainder of this discussion assumes) that the possibility of such events occurring will not subject the notes to the nonfunctional currency contingent payment debt rules. Our position is not binding on the IRS. If the IRS takes a contrary position, a U.S. Holder may be required to accrue interest income based upon a “comparable yield” determined at the time of issuance of the notes and recognize gain on the sale, exchange or other taxable disposition of the notes as interest income rather than as capital gain. If any additional payments are in fact made, U.S. holders generally will be required to recognize such amounts as income at the time they are received or accrued in accordance with the U.S. holders’ usual method of accounting for tax purposes. U.S. holders should consult their tax advisors regarding the tax consequences if the notes were treated as nonfunctional currency contingent payment debt instruments.

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

A U.S. holder’s tax basis in a note will be the U.S. dollar value of the euro amount paid for the note, determined at the spot rate on the date of the purchase. A U.S. holder’s amount realized generally will equal the U.S. dollar value of the euro received, calculated at the spot rate in effect on the date of disposition, plus the fair market value of any other property received, in exchange for the note. If the notes are traded on an established securities market, special rules will apply for purposes of determining the exchange rate to use in translating euro to U.S. dollars.

Except to the extent of foreign currency gain or loss, as described below, any gain or loss recognized on the sale, redemption or other taxable disposition of a note will generally be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of a note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

A U.S. holder may recognize foreign currency gain or loss upon the sale, redemption or other taxable disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of the U.S. holder’s purchase price in euro of the note, determined using the spot price on the date the note is disposed of, and (ii) the U.S. dollar value of the U.S. holder’s purchase price in euro of the note, determined using the spot price on the date the U.S. holder acquired the note. The foreign currency gain or loss with respect to both principal and interest will be recognized only to the extent of the total gain or loss realized by a U.S. holder on the sale, redemption or other taxable disposition of the note. Any such gain or loss generally will be ordinary income or loss.

If a U.S. holder recognizes a loss upon a sale or other taxable disposition of a note and such loss is above certain thresholds, the U.S. holder may be required to file a disclosure statement with the IRS. U.S. holders should consult their tax advisors regarding this reporting obligation.

A U.S. holder will have a tax basis in any euro received on the sale, redemption or other taxable disposition of a note equal to the U.S. dollar value of the euro, determined at the time of sale, redemption or other taxable disposition.

Sale of Euro

If a U.S. holder sells the euro received as a principal or interest payment or in exchange for a note, the U.S. holder will have taxable gain or loss equal to the difference between the amount of U.S. dollars received (or the U.S. dollar fair market value of any property received) and the U.S. holder’s tax basis in the euro. Any gain or loss realized by a U.S. holder on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will be ordinary income or loss.

A U.S. holder that purchases a note with previously owned euro will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. holder’s tax basis in the euro and the U.S. dollar fair market value of the note on the date of purchase.

The foreign currency rules applicable to the notes are complex and their application may depend on a holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular federal income tax situation. U.S. holders are therefore urged to consult their own tax advisors regarding the application of the foreign currency rules to their ownership and disposition of the notes.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding at the applicable rate will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income and is therefore subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding, and FATCA, will not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If (i) a non-U.S. holder is engaged in a trade or business in the United States, (ii) interest on the notes is effectively connected with the conduct of that trade or business and (iii) if required by an applicable income tax treaty, such interest is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below of backup withholding and FATCA, gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax (except to the extent attributable to accrued and unpaid interest, which will be taxable as described above) unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition of the notes generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (or a lesser rate under an applicable income tax treaty) on the gain derived from the sale, redemption or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Generally, the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided that the certification described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, impose a 30% withholding tax on payments of interest on the notes and, after December 31, 2018, gross proceeds from the sale or other disposition of the notes (including settlement of the notes at maturity) if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

If withholding under FATCA is required on any payment related to the notes, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may in certain circumstances seek a refund or credit from the IRS. Prospective investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities plc, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the principal amount of notes set forth opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities plc	€300,000,000
Total	€300,000,000

The underwriting agreement provides that the underwriter has agreed to purchase all of the notes if any of them are purchased. If the underwriter defaults, the underwriting agreement provides that the underwriting agreement may be terminated.

The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriter may offer the notes to certain dealers at prices that represent a concession not in excess of 0.250% of the principal amount of the notes. The underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.150% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriter may from time to time vary the offering prices and other selling terms. The underwriter may offer and sell notes through certain of its affiliates.

The following table shows the underwriting discount that we will pay to the underwriter in connection with this offering of the notes (expressed as a percentage of the principal amount of the notes):

Paid by us
Per note	0.400%
Total	€1,200,000

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to the offering, which we estimate will be $1,500,000 (excluding the underwriting discount); and

•	we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in respect of any such liabilities.

The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the notes and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of an officer’s certificate and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The underwriter is under no obligation to make a market in the notes and may discontinue any market making in the notes at any time in its sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. The notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We expect that delivery of the notes will be made to investors on or about April 11, 2018, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+ 5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next two succeeding business days should consult their advisors. As used in this paragraph, the term “business day” means any day, other than a Saturday or Sunday, (i) that is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

In connection with this offering of the notes, J.P. Morgan Securities plc, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. This stabilizing, if commenced, may discontinue at any time. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

Conflicts of Interest

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future, various financial advisory, commercial banking or investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In particular, an affiliate of J.P. Morgan Securities plc is a party to and a lender under our Revolving Facility and Term Loan Facility. Our Revolving Facility and Term Loan Facility were negotiated on an arms’ length basis and contain customary terms pursuant to which the lenders receive customary fees. As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay all amounts outstanding under our Term Loan Facility and to reduce amounts outstanding under our Revolving Facility. Because of the manner in which the proceeds will be used, more than five percent of the net proceeds of the offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in this offering, which creates a conflict of interest under FINRA Rule 5121. As a result, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the Notes will be investment grade rated.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates have a lending relationship with us, the underwriter and certain of its affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, to the best of our knowledge, no action has been taken by us or the underwriter that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

MIFID II product governance/Professional investors and ECPs only target market

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) and accordingly, are only being distributed to, and are only directed at, persons in the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom it may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for PerkinElmer by Wilmer Cutler Pickering Hale and Dorr LLP. The underwriter has been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PerkinElmer, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Purchase Units

Warrants

We may issue securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock trades on The New York Stock Exchange under the symbol PKI.

Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we”, “our” and “us” refer, collectively, to PerkinElmer, Inc., a Massachusetts corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.perkinelmer.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-05075) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2016, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2016 Annual Meeting of Stockholders; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on February 9, 1995, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

PerkinElmer, Inc.

940 Winter Street

Waltham, Massachusetts 02451

Attn: Investor Relations

(781) 663-6900

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “ estimates,” “continues,” and “may” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; fluctuations in the global economic and political environments; our anticipated growth and trends in our businesses; our capital needs and capital expenditures; our market position and competitive changes in the marketplace for our products; our ability to innovate new products and technologies; our ability to pay dividends or repurchase stock; our third-party suppliers; our ability to adequately protect our intellectual property; our ability to execute acquisitions and license technologies; key personnel; the effect of new accounting pronouncements and other characterizations of future events or circumstances are forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

PERKINELMER, INC.

We are a leading provider of products, services and solutions to the diagnostics, research, environmental, industrial and laboratory services markets. Through our advanced technologies, solutions, and services, we address critical issues that help to improve the health and safety of people and their environment.

We are a Massachusetts corporation, founded in 1947. Our headquarters are in Waltham, Massachusetts, and we market our products and services in more than 150 countries. As of January 3, 2016, we employed approximately 8,000 employees in our continuing operations. Our common stock is listed on the New York Stock Exchange under the symbol “PKI” and we are a component of the S&P 500 Index.

We maintain a website with the address http://www.perkinelmer.com. We are not including the information contained in our website as part of, or incorporating it by reference into, this prospectus. We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission.

Our principal executive offices are located at 940 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (781) 663-6900.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean PerkinElmer, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under our indenture dated October 25, 2011 between us and U.S. Bank National Association, as trustee, which we refer to as the senior indenture and senior trustee, respectively. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The senior indenture and form of subordinated indenture are filed as exhibits to this registration statement. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. The following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise;

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 60 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such series of senior debt securities to be immediately due and payable.

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if the following conditions are met:

•	We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	There is a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we ever did accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. However, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	modifies any of the provisions for these restrictions, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or to modify or amend or to waive certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of a default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our restated articles of organization, our amended and restated by-laws and applicable provisions of Massachusetts corporate law. This summary is not complete. You should read our restated articles of organization and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our capital stock consists of 300,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of March 14, 2016, 108,996,995 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated by-laws. Written notice must be mailed to each stockholder entitled to vote not less than seven nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the secretary upon the written request, stating the purpose of such meeting, of the holders of at least 40%, or, if less, the maximum percentage permitted by law for this purpose, of the outstanding shares of all classes of capital stock entitled to vote at the meeting. Except as may be otherwise provided by applicable law, our restated articles of organization or our amended and restated by-laws (i) all questions other than elections of our board of directors shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present and (ii) a nominee shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against, provided that if, as of the day immediately preceding the date we mail our notice of meeting to the stockholders, the number of nominees exceeds the number of directors to be elected or there is any person nominated for election as a director at such meeting who was not nominated for election as a director by our board of directors, the election shall be decided by a plurality.

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Board of Directors. We do not have a classified board of directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution. If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

Our amended and restated by-laws provide that a member of the board of directors will not be personally liable to us or our stockholders for monetary damages for breaches of their legal duties to us or our stockholders as a director, except for liability with respect to any matter as to which such person shall have been finally adjudicated in a proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

Our amended and restated by-laws also allow us to indemnify directors and officers to the fullest extent authorized by Massachusetts law.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for the common stock.

Provisions of Our Restated Articles of Organization and Amended and Restated By-laws and Massachusetts Law That May Have Anti-Takeover Effects

Removal of Directors by Stockholders. Our amended and restated by-laws provide that members of our board of directors may only be removed with or without cause by a vote of the holders of two-thirds of the outstanding shares entitled to vote on the election of the directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our amended and restated by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings.

Special Meetings of Stockholders. Our amended and restated by-laws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40%, or, if less, the maximum percentage permitted by law for this purpose, of the outstanding capital stock entitled to vote at the meeting.

Action by Consent of Stockholders. Our amended and restated bylaws provide that any action to be taken by stockholders may be taken without a meeting only if all stockholders entitled to vote on the matter consent to the action in writing.

Business Combinations with Interested Stockholders. The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•	the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder that result in a financial benefit to the interested stockholder.

Control Share Acquisitions. We have elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our amended and restated by-laws.

In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.

Preferred Stock

Under our charter, we have authority to issue 1,000,000 shares of preferred stock. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any applicable prospectus supplement are not complete.

We are authorized to issue preferred stock in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of preferred stock, elect to offer interests in fractional shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of preferred stock. The fractional interest will be specified in the applicable prospectus supplement.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of its affairs, rank:

•	senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

•	if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights

Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our restated articles of organization that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer interests in fractional shares of preferred stock, which we call depositary shares, rather than singular shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock described in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, our restated articles or organization and the articles of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the applicable fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of one or more purchase contracts and beneficial interests in:

•	debt securities,

•	debt obligations of third parties, including U.S. treasury securities, or

•	any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including pledging their interest in another purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security, depositary share, purchase contract, purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, purchase contracts, purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities, depositary shares, purchase contracts, purchase units and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture, purchase contract, warrant agreement or purchase unit agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase agreements or purchase units, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that would be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of PerkinElmer, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.